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                                                                   Exhibit 10(m)

                                                                             TRW

STOCK OPTION AGREEMENT QUALIFIED
UNDER THE LAWS OF FRANCE

TERMS AND CONDITIONS

1.  PURCHASE RIGHTS

This option cannot be exercised before the fifth anniversary of the date of grant. After that you will be entitled to purchase all of the shares covered by this option, provided that you have been continuously employed with TRW Inc. ("TRW") since the date of grant. If the laws in France requiring that options be held for five years from the date of grant in order to qualify for favorable tax and social treatment applicable to stock options granted under the Law 70-1322 of December 31, 1970, as subsequently amended, are amended to require a holding period of less than five years, this option shall become exercisable upon the expiration of such shorter holding period, provided that you have been continuously employed with TRW since the date of grant; provided, however, that if such holding period shall be less than three years, this option shall become exercisable in accordance with whichever of the following schedules shall be applicable:

One-year Holding Period:
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
  Number of Full Years of     Cumulative Maximum Percentage of
 Continuous Service After       Optioned Shares That May Be
       Date of Grant                     Purchased
-----------------------------------------------------------------
             1                            33-1/3%
             2                            66-2/3%
             3                              100%

Two-year Holding Period:
------------------------

  Number of Full Years of     Cumulative Maximum Percentage of
 Continuous Service After       Optioned Shares That May Be
       Date of Grant                     Purchased
-----------------------------------------------------------------
             2                            66-2/3%
             3                              100%

The number of shares that may be purchased in accordance with the foregoing schedules shall be rounded down to the nearest whole share for each of the first two years. Notwithstanding the foregoing, in the event of the termination of your employment due to your death or to your permanent disability, or in the event of a change in control of TRW, this option will immediately become exercisable in respect of all of the shares covered by this grant. For purposes of this agreement, a change in control is defined in resolutions adopted by the Compensation and Stock Option Committee of the Directors of TRW on July 26, 1989, which, in summary, provide that a change in control is a change occurring
(a) by virtue of TRW's merger, consolidation or reorganization into or with, or transfer of assets to, another corporation or (b) by virtue of a change in the majority of the Directors of TRW during any two-year period unless the election of each new Director was approved by a two-thirds vote of the Directors in office at the beginning of such period or (c) through the acquisition of shares representing 20% or more of the voting power of TRW or (d) through any other change in control reported in any filing with the Securities and Exchange Commission; provided, however, that no change in control is deemed to have occurred by the acquisition of shares, or any report of such acquisition, by TRW, a subsidiary of TRW or a TRW-sponsored employee benefit plan. The language of the resolutions controls over this summary language.

2.  EXERCISE IN WHOLE OR PART

To the extent this option has become exercisable, you may purchase on any date or dates all or any part of the shares which you are then entitled to purchase. However, no fractional shares may be purchased.

3.  TERM OF OPTION

To the extent this option has become exercisable in accordance with paragraph 1 above, it may be exercised by you at any time during the 10-year period beginning on the date of grant. To the extent this option remains unexercised at the end of the 10-year period, your unexercised purchase rights will terminate. To the extent unexercised, this stock option will terminate before the end of such 10-year period in the following cases:

(a) If your employment with TRW terminates before you reach age 55, your unexercised purchase rights will terminate three months after the date your employment terminates.

(b) If the Directors of TRW shall find that you intentionally committed an act materially inimical to the interests of TRW or a subsidiary, your unexercised purchase rights will terminate as of the time you committed such act, as determined by the Directors.

(c) In the event of your death at any time during the term of this option, your unexercised purchase rights will terminate upon the earlier of (i) six months after the date of your death and (ii) ten years after the date of grant.

If your employment is terminated by your permanent disability, your purchase rights will not be subject to termination under clause (a) above and will continue for the entire 10-year period. In the event of a change in control of TRW (as defined herein), your purchase rights will not under any circumstances be subject to termination before the end of the 10-year period beginning on the date of grant. Nothing contained in this option shall extend this option beyond a 10-year period beginning on the date of grant or shall limit whatever right TRW or a subsidiary might otherwise have to terminate your employment at any time.

4.  PAYMENT OF OPTION PRICE

The option price shall be payable at the time of exercise. The option price shall be paid at the Office of Secretary at TRW's corporate headquarters or at any other place designated by the Secretary. The option price may be paid in cash, by delivery of full shares of TRW Common, by a cashless exercise, or in any combination of the foregoing, in accordance with such procedures and subject to such further conditions as the Secretary of TRW may establish from time to time. Notwithstanding the foregoing, the Compensation and Stock Option Committee of TRW at any time may suspend or terminate your right to pay any or all of the option price in shares of TRW Common.

Cash payments shall be made in United States dollars.
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Shares delivered in payment of the option price shall be valued at their fair market value on the date of exercise. For purposes of this option, "fair market value" is the average of the high and low sales prices of a share of TRW Common on the date of exercise on the New York Stock Exchange Composite Transactions Listing as reported in the Midwest edition of The Wall Street Journal (or if there are no sales on such date, then the closing sale price on such Listing on the nearest date before the date of exercise) or such other method or procedure for determining fair market value as the Compensation and Stock Option Committee of TRW in its sole discretion may determine. For purposes of this option, the "date of exercise" is the date on which written notice, accompanied by the option price, is received by the Secretary of TRW or his designee that you have elected to exercise all or part of this option.

5.  TAXES

Upon any exercise of this option, TRW may withhold delivery of certificates for the purchased shares until you make arrangements satisfactory to TRW to pay any withholding, transfer or other taxes due as a result of such exercise. You may elect, in accordance with applicable regulations of the Compensation and Stock Option Committee of TRW, to pay a portion or all of the amount of required withholding taxes in cash, through a cashless exercise or in shares of TRW Common, either by delivering to TRW previously held shares of TRW Common or by having shares of TRW Common withheld from the shares purchased hereunder.

6.  SECURITIES LAWS

This option shall not be exercisable if such exercise would violate any federal or state securities law. TRW will use its best efforts to make such filings and initiate such proceedings as may be necessary to prevent such violations unless the Directors of TRW determine, in their sole discretion, that such filings or proceedings would result in undue expense or hardship for TRW. TRW may place appropriate legends on the certificates for the optioned shares, give stop-transfer instructions to its transfer agents or take any other action to achieve compliance with those laws in connection with any exercise of this option or your resale of the optioned shares.

7.  TRANSFERABILITY

This option is not transferable other than by will or the laws of descent and distribution and shall be exercisable during your lifetime only by you or your guardian or legal representative.

8.  LEAVES OF ABSENCE

If you take a leave of absence for illness, military or governmental service or other reasons, and such leave has been specifically approved by the Chairman of the Board or the President of TRW for purposes of this option, then such leave will not be treated as an interruption of your employment.

9.    ADJUSTMENTS

The Compensation and Stock Option Committee of TRW shall make adjustments in the option price and the number or kind of shares of TRW Common or other securities covered by this option only in accordance with the terms of the TRW plan and the French sub-plan thereunder, pursuant to which this stock option is granted.

10.   CERTAIN DEFINITIONS

For purposes of this option, employment with a subsidiary will be treated as equivalent to employment with TRW itself, and your continuous employment will not be deemed to be interrupted by reason of your transfer among TRW and its subsidiaries. "Subsidiary" means a corporation or other entity in an unbroken chain of entities beginning with TRW if each of the entities other than the last entity in the unbroken chain owns stock or other ownership interests possessing 50% or more of the total outstanding combined voting power of all classes of stock or other interests in the next entity in the chain. "Subsidiary" also means, if not covered by the definition of subsidiary in the preceding sentence and if specifically approved by the Chairman of the Board of TRW with respect to this option, a corporation or other entity in which TRW has a direct or indirect ownership interest.

11.  MISCELLANEOUS

By participating in the TRW stock option program, you understand and agree to the following conditions:

(a) This stock option is subject to all the terms and conditions of the TRW plan, including the French sub-plan thereunder, pursuant to which it is granted. The Compensation and Stock Option Committee of TRW has authority to interpret and construe any provision of this instrument and the TRW plan and the French sub-plan thereunder pursuant to which this stock option is granted, and any such interpretation and construction shall be binding and conclusive. Any reference in this option to the Directors of TRW includes the Executive Committee of the Directors.

(b) The program is discretionary and TRW can cancel or terminate it at any time. As such, the program does not create any contractual or other right to receive options or benefits in lieu of options in the future. Any future option grants, including but not limited to the timing of any grant, number of options, vesting provisions, and the exercise price, will be within TRW's sole discretion.

(c) Your participation in the TRW stock option program is completely voluntary and is not a condition or right of your employment.

(d) The value of your TRW stock option is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, your option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, social insurance contributions (except where local law specifically provides otherwise), pension or retirement benefits, or similar payments.

(e) Your vesting progress will end if your employment terminates before five years after the grant date, or such shorter period prescribed in Section 1 hereof, for reasons other than death, permanent disability or a change in control.

(f) The future value of the TRW stock is unknown and cannot be predicted with any certainty. If the TRW stock does not increase in value, the option will have no value.

(g) You authorize your manager to furnish TRW (and any agent of TRW administering the program or providing program recordkeeping services) with such information and data as it shall request in order to facilitate the grant of options and administration of the program. You also waive any data privacy rights you might have with respect to such information about you, which is needed to issue your TRW stock option grant.

(h) Your TRW stock option may not be assigned, sold, encumbered, or in any way transferred or alienated, except as otherwise explicitly provided in the Stock Option Agreement.

(i) The TRW stock option program is governed by and subject to U.S. law. Interpretation of the program and your rights thereunder will be governed by provisions of U. S. law.